Exhibit 99.1
PRESS RELEASE
Evergreen Solar Implements a 1-for-6 Reverse Stock Split
Marlboro, Massachusetts, December 30, 2010 — Evergreen Solar, Inc. (Nasdaq: ESLR), a manufacturer of String Ribbon® solar power products with its proprietary, low-cost silicon wafer technology, today announced that it will effect the 1-for-6 reverse stock split previously approved by the Company’s stockholders at the annual meeting of stockholders on July 27, 2010.
The 1-for-6 reverse split of the Company’s common stock will be effective at 12:01 a.m. Eastern Standard Time, on Saturday, January 1, 2011. Due to the reverse stock split, Evergreen Solar’s common stock will trade under a new CUSIP number, 30033R306, and will temporarily trade under the symbol “ESLRD” for 20 trading days beginning January 3, 2011, after which time the symbol will revert to “ESLR.” The reverse split will reduce the number of outstanding shares of the Company’s common stock from approximately 209 million shares to approximately 35 million shares. Proportional adjustments will be made to conversion and exercise prices of the Company’s outstanding convertible debt, outstanding stock options and other equity incentive awards, and to the number of shares issued and issuable under the Company’s equity compensation plans.
The reverse stock split is being completed as part of the Company’s comprehensive recapitalization plan which is intended to align the Company’s capital structure with its current business model and to better position the Company for future growth as previously announced on December 6, 2010, which, if fully executed, will:
•	Substantially reduce the Company’s outstanding indebtedness and annual interest expense;

•	Exchange a substantial portion of the Company’s existing convertible debt for new debt with longer maturities and lower conversion prices;

•	Create a capital structure that should provide greater incentive to convertible debt holders to convert their notes into shares of the Company’s common stock, which would further accomplish Evergreen Solar’s goal of substantially reducing outstanding debt; and

•	Enhance the Company’s flexibility to manage its business by eliminating certain restrictive covenants and the security interests contained in existing debt instruments.
Information for Stockholders
On the effective date of the reverse stock split, each six shares of issued and outstanding common stock will be converted into one share of common stock. Registered holders of the Company’s common stock will receive a letter of transmittal shortly after the effective date with instructions for exchanging their existing stock certificates for a statement representing the number of shares of post-split Evergreen Solar common stock to which they are entitled. Evergreen Solar will be issuing all post-split shares through the paperless Direct Registration System (“DRS”), also known as ‘book entry form’. American Stock Transfer and Trust Company will act as the exchange agent and can be contacted at (877) 248-6417 or (718) 921-8317. Stockholders with their shares in brokerage accounts will have their account automatically adjusted, no further action is required on their part.

No fractional shares will be issued as a result of the reverse stock split. Instead, stockholders who otherwise would be entitled to receive a fractional share because they hold a number of shares not evenly divisible by six, will receive an additional share of common stock because each fractional share will be rounded up to the nearest whole share.
More information on the reverse stock split is available in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on June 7, 2010.
Where You Can Find Additional Information
Further details regarding the terms and conditions of the recapitalization plan, including the exchange of convertible debt, can be found in the registration statement that has been filed with the SEC, and in a tender offer statement on Schedule TO that will be filed with the SEC. Any investor holding the company’s existing notes should read the registration statement, the tender offer statement and other documents the company has filed or will file with the SEC for more complete information about the issuer and the recapitalization plan.
The registration statement, the tender offer statement when filed and other related documents can be obtained for free from the SEC’s Electronic Document Gathering and Retrieval System (EDGAR), which may be accessed at www.sec.gov. Documents are also available for free upon written or oral request made to the office of the Corporate Secretary, Evergreen Solar, Inc., 138 Bartlett Street, Marlboro, Massachusetts 01752 (Telephone (508) 357-2221) and from the Company’s website at www.evergreensolar.com.
Non-Solicitation
This press release does not constitute an offer to purchase, a solicitation of an offer to purchase, or a solicitation of an offer to sell securities. Evergreen Solar has not yet commenced the exchange of convertible debt that is a part of the recapitalization plan.
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About Evergreen Solar
Evergreen Solar, Inc. develops, manufactures and markets String Ribbon® solar power products using its proprietary, low-cost silicon wafer technology. The Company’s patented wafer manufacturing technology uses significantly less polysilicon than conventional processes. Evergreen Solar’s products provide reliable and environmentally clean electric power for residential and commercial applications globally. For more information about the Company, please visit www.evergreensolar.com. Evergreen Solar® and String Ribbon® are trademarks of Evergreen Solar, Inc.
CONTACT:
Evergreen Solar, Inc.
Michael McCarthy
Director — Investor Relations & Government Affairs
mmccarthy@evergreensolar.com
Phone: 508-251-3261